Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AVADIM HEALTH, INC.

Avadim Health, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”),

DOES HEREBY CERTIFY:

1. That the name of this corporation is AVADIM HEALTH, INC. (the “Corporation”) and that the Corporation was originally formed on August 12, 2013 under the name AVADIM TECHNOLOGIES INC. as a corporation in the State of Wyoming pursuant to the Wyoming Business Corporation Act (the “Wyoming Corp”). Pursuant to the Wyoming Business Corporation Act and the DGCL, an Application for Certificate of Transfer was filed with, and a Certificate of Transfer was granted by, the Secretary of State of the State of Wyoming on August 1, 2018, and a Certificate of Conversion and Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 2, 2018, pursuant to which the Wyoming Corp was converted into a corporation incorporated under the laws of the State of Delaware under the name AVADIM TECHNOLOGIES INC. (the “Prior Certificate”). The Prior Certificate was amended to change the Corporation’s name to AVADIM HEALTH, INC. by a certificate of amendment to the Prior Certificate filed with the Secretary of State of the State of Delaware on September 6, 2018.

2. That the Board of Directors of the Corporation (the “Board”) duly adopted resolutions proposing to amend and restate the Prior Certificate of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Prior Certificate of the Corporation be amended and restated in its entirety to read as follows:

FIRST: The name of this corporation is Avadim Health, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 9 E. Loockerman Street, Suite 311, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Registered Agent Solutions, Inc. The registered office and/or registered agent of the Corporation may be changed from time to time by the Board of Directors of the Corporation.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as the same may be amended from time to time.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 200,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”) and (ii) 2,000,100 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

The following is a statement of the terms, including the preferences, rights, and limitations, of each class of capital stock of the Corporation.

A. COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein or in any certificate of designations duly adopted by the board of Directors as provided herein.

2. Voting. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings); provided, however, that, except as otherwise required by law or as provided in this Certificate of Incorporation, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation or pursuant to the DGCL. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Certificate of Incorporation) the affirmative vote of the holders of shares of Common Stock of the Corporation representing a majority of the votes represented by all outstanding shares of Common Stock of the Corporation entitled to vote, irrespective of any other provision of the DGCL.

B. PREFERRED STOCK

Blank Check Series A Preferred Stock. 2,000,000 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated “Series A Preferred Stock”. The board of Directors is hereby expressly authorized to provide, out of the unissued shares of Series A Preferred Stock, for one or more series or sub-series of Series A Preferred Stock and, with respect to each such series or sub-series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of Series A Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Series W Preferred Stock. 100 shares of the authorized and unissued Preferred Stock of the Corporation are hereby designated as “Series W Preferred Stock” with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations. The Series W Preferred Stock shall only be issued in connection with the exercise of that certain warrant for the purchase of Series W Preferred Stock issued by the Corporation in connection with the Credit Agreement to be entered into by the Corporation on or about the date hereof among the Corporation, the lenders party thereto from time to time and Hayfin Services LLP, as administrative agent an collateral agent (the “Credit Agreement”).

Unless otherwise indicated, references to “sections” or “subsections” in this Part B of this Article Fourth refer to sections and subsections of Part B of this Article Fourth.

1. Dividends and Liquidation Preference. The Series W Preferred Stock shall not be entitled to any dividends or any liquidation preference.

2. Voting.

2.1 Voting Generally. Except as provided in subsection 2.2.2, or in Article Ninth hereof, on any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of stockholders of the Corporation (or by written consent of stockholders in lieu of meeting), the holders of outstanding shares of Series W Preferred Stock shall be entitled, as a class, to cast the number of votes equal to the number of votes capable of being cast by the holders of all outstanding shares of Common Stock and all holders of shares of Series A Preferred Stock, whether or not voting on an as-converted basis, representing 100.1% of the aggregate number of votes entitled to be cast as of the record date for determining stockholders entitled to vote on such matter such that, at all times, the Series W Preferred Stock constitutes a majority of the voting securities of the Company. Except as provided by law or in Article Ninth hereof, holders of Series W Preferred Stock shall vote together with the holders of Common Stock and the holders of any shares of Series A Preferred Stock as a single class.

2.2 Series W Protective Provisions. At any time when shares of Series W Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the written consent or affirmative vote of the holders of at least 50.1% of the then outstanding shares of Series W Preferred Stock, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class:

2.2.1 amend, alter or repeal any provision of the Certificate of Incorporation or Bylaws of the Corporation, other than an amendment, alteration or repeal entered into in connection with an amendment to facilitate a Payoff Event (as defined below); or

2.2.2 liquidate, dissolve or wind-up the business and affairs of the Corporation, effect any merger or consolidation or any other Deemed Liquidation Event, other than any a Deemed Liquidation Event to be entered into in connection with a mandatory redemption of the Series W Preferred Stock, as set forth in Section 3 below, including a Qualified IPO (as defined below) or a transaction entered into to raise sufficient capital for the payoff of all Obligations outstanding under the Credit Agreement and the proceeds thereof are, in fact, to be used to pay off all of the Obligations outstanding under the Credit Agreement (other than contingent indemnification, yield protection, tax gross-up and expense reimbursement obligations, in each case in respect of which no claim has been asserted) (such event, a “Payoff Event”). For the avoidance of doubt, and notwithstanding anything to the contrary in this Certificate of Incorporation, the holders of the outstanding shares of Series W Preferred Stock shall not be entitled to vote on, and no consent shall be required from the holders of Series W Preferred Stock in connection with, any Deemed Liquidation Event that is a Payoff Event.

As used herein, “Deemed Liquidation Event” means: (i) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger, consolidation or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

3. Mandatory Redemption.

3.1 Trigger Events. Upon the earliest to occur of (a) the closing of the initial underwritten public offering of shares of Common Stock by the Company pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act of 1933, as amended, that results in aggregate gross proceeds of at least $50,000,000 to the Company (a “Qualified IPO”), (b) the payment, in full, of all Obligations (as defined in the Credit Agreement) outstanding under the Credit Agreement (other than contingent indemnification, yield protection, tax gross-up and expense reimbursement obligations, in each case in respect of which no claim has been asserted), (c) the effective time of any Deemed Liquidation Event, dissolution or winding up, in each case consented to by the holders of the requisite number of Series W Preferred Stock as required by Section 2.2 above, or (d) the date and time, or the occurrence of an event, specified by vote or written consent of the holders of at least a majority of the outstanding Series W Preferred Stock (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Redemption Time”), then (i) all outstanding shares of Series W Preferred Stock shall be redeemed by the Corporation for an aggregate purchase price of $1.00, payable by cash or wire transfer, pro rata to the holders of the outstanding Series W Preferred Stock (the “Redemption Price”), and (ii) such shares may not be reissued by the Corporation.

3.2 Procedural Requirements. All holders of record of shares of Series W Preferred Stock shall be sent advanced written notice of the Mandatory Redemption Time and the place designated for mandatory redemption of all such shares of Series W Preferred Stock pursuant to this Section 3. Upon receipt of such notice, each holder of shares of Series W Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for redemption shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series W Preferred Stock converted pursuant to Subsection 3.1, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Redemption Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Subsection 3.2. As soon as practicable after the Mandatory Redemption Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series W Preferred Stock, the Corporation shall pay the aggregate Redemption Price owed to each holder. Such converted Series W Preferred Stock shall be retired and cancelled and may not be reissued, sold or transferred as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series W Preferred Stock accordingly. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Series W Preferred Stock following redemption.

4. Notices. Any notice required or permitted by the provisions of this Article Fourth to be given to a holder of shares of Series W Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such mailing or electronic transmission.

FIFTH: The number of Directors may from time to time be increased or decreased in such manner as shall be provided by the Bylaws of the Corporation, provided that the number of Directors shall not be reduced to fewer than one.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation. The Bylaws of the Corporation shall be adopted, amended or repealed by the Board of Directors or the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, including the vote of a majority of the then outstanding shares of Series W Preferred Stock.

SEVENTH: To the fullest extent permitted by applicable law, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 174 of the DGCL; (iii) for any breach of the director’s duty of loyalty, as defined by the DGCL, to the Corporation or its shareholders; or (iv) for any transaction from which the officer or director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of the directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

EIGHTH: To the fullest extent permitted by law, the Corporation shall indemnify, and advance expenses to, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, his/her testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation. To the fullest extent permitted by law, the Corporation shall have the authority to indemnify, and advance expenses to, any other employee or agent of the Corporation made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, his/her testator or intestate is or was an employee or agent of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as an employee or agent at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor appeal of this Article Eighth, nor the adoption of any provision of the Corporation’s inconsistent with this Article Eighth, shall eliminate or reduce the effect of this Article Eighth in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Eighth, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH: Shares entitled to vote as a separate voting group may take action on a matter at a shareholder meeting only if a quorum of those shares are present in person or by proxy with respect to the matter. Except as otherwise set forth in this Certificate of Incorporation or as required by the DGCL, at least 33 1/3% of the total outstanding shares of the Corporation entitled to vote as a separate voting group, present in person or by proxy, shall constitute a quorum at any meeting of shareholders. Notwithstanding anything to the contrary herein, in addition to the consent of the board of Directors and the consent of at least a majority of the total outstanding shares of Series W Preferred Stock, any amendment to this Certificate of Incorporation to modify, amend or terminate any right or obligation of the Series W Preferred Stock in a manner that would increase or enhance the rights, powers, privileges or preferences of the Series W Preferred Stock shall require the consent of at least 50.1% of the total outstanding shares of Common Stock, voting as a separate class.

TENTH: Any action required or permitted by the DGCL to be taken at a shareholders’ meeting may be taken without a meeting, and without prior notice, if consents in writing setting forth the action so taken are signed by the holders of the outstanding shares having not less than the minimum number of votes that would be required to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consent shall bear the date of signature of the shareholder(s) who signs the consent and be delivered to the Corporation for inclusion in the minutes or filing with the corporate records.

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the General Corporation Law.

4. That this Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Prior Certificate, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

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